UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2012 (September 12, 2012)

ENGILITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35487	45-3854852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3750 Centerview Drive Chantilly, Virginia	20151
	(Address of principal executive offices)	(Zip Code)

(703) 708-1400

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 12, 2012, Engility Holdings, Inc. (the “Company”) committed to a strategic realignment of its organizational structure and a streamlining of its operations, to take effect January 1, 2013. Prior to this strategic realignment, the Company anticipates that it will reduce its total workforce of approximately 8,000 employees by up to 4% through a voluntary separation of employment program and, if necessary, additional reductions in force. These reductions will come from the Company’s general and administrative employees, and will not affect the Company’s workforce of over 7,000 employees that provide direct contract services to the Company’s customers.

As the Company previously announced, it anticipates that it will incur total charges relating to the realignment of approximately $10 million, inclusive of employee separation costs, and expects to recognize most of these expenses in the fourth quarter of this year. The Company is not able to estimate in good faith at this time the additional major types of costs that it may incur in connection with the realignment, nor an expected range of values for each realignment cost. The Company’s estimate of the amount or range of amounts for each major type of cost, and the amount or range of amounts of the charges that will result in future cash expenditures, will be disclosed in a subsequent filing or filings with the Securities and Exchange Commission within four business days after the Company makes a determination of such an estimate or range of estimates. The Company’s press release announcing this strategic realignment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Engility Holdings, Inc. on September 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Engility Holdings, Inc.

Date: September 13, 2012	By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel and Corporate Secretary

3